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                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
                    ----------------------------------------


         This Second Amendment to Employment Agreement (this "Second Amendment") is entered into as of December 20, 1996 by and between John Bram Bartling, Jr. ("Employee") and Cardinal Realty Services, Inc., an Ohio corporation ("Employer").


                                    RECITALS:
                                    ---------

         A. Employee and Employer are a party to that certain Employment Agreement dated as of December 1, 1995, as amended by that certain Amendment to Employment and Award Agreements dated as of April 18, 1996 (as so amended, the "Employment Agreement").

         B. Terms which are used but not otherwise defined in this Second Amendment have the meanings given them in the Employment Agreement (including, without limitation, terms defined in the Amendment to Employment and Award Agreements). The Employer desires to extend the period during which Employee is entitled to receive shares of Matching Stock from Employer pursuant to Section 3(c) of the Employment Agreement and, further, to allow Employee to elect to receive payment of his Cash Bonus, if any, on account of Employer's 1996 fiscal year in shares of Common Stock in lieu of cash with any such shares of Common Stock received by Employee pursuant to such election qualifying as purchases of Common Stock by Employee for purposes of Section 3(c) of the Employee Agreement.

         NOW THEREFORE, Employer and Employee agree to amend the Employment Agreement as provided in this Second Amendment:

         1. Amendments to Employment Agreement.

                  (a) Section 3(c) of the Employment Agreement is hereby amended by deleting the words "in 1996" in the first sentence and replacing it with "from the date of this Agreement through and including April 30, 1997."

                  (b) Section 3(c) of the Employment Agreement is further amended by deleting the words "in 1996" from the second sentence.

                  (c) Section 3(c) of the Employment Agreement is hereby further amended by adding the following language to the end of said Section 3(c):

                  Notwithstanding the provisions of Section 3(b) of this Agreement, in the event that Employee shall be entitled to the payment of a Cash Bonus on account of Employer's 1996 fiscal year, then, in such event, on or before April 30, 1997 Employee may furnish Employer with his written election to receive shares of Common Stock having a fair market value (such fair market value to be determined in the same manner as shares of Common Stock issuable to the Trustee


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                  for the  benefit of Employee  on account of  Employee's  Stock
                  Bonus for Employer's 1996 fiscal year) in an amount specified by Employee in such written election in lieu of such Cash Bonus. Employee may make such an election only on account of Employer's 1996 fiscal year. Any shares of Common Stock so issued to the Trustee for the benefit of Employee on account of such written election will, in turn, qualify under this
                  Section 3(c) as shares of Common Stock purchased by Employee and, accordingly, the Trustee will be entitled to receive one share of Matching Stock on account of each share of Common Stock issued to Trustee for the benefit of Employee in lieu of Employee's Cash Bonus in accordance with the provisions of this Section 3(c).

         2.       Miscellaneous.

                  (a) Effect of Amendment. Except as specifically provided herein, this Second Amendment does not in any way waive, amend, modify, affect or impair the terms and conditions of the Employment Agreement, and all terms and conditions of the Employment Agreement are to remain in full force and effect unless otherwise specifically amended, waived or changed pursuant hereto.

                  On and after the date of this Second Amendment, each reference in the Employment Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Employment Agreement shall mean and be a reference to the Employment Agreement as heretofore amended and as further amended by this Second Amendment.

                  This Second Amendment constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations or other arrangements, whether express or implied, written or oral, of the parties in connection therewith except to the extent expressly incorporated or specifically referred to herein.

                  (b) Counterparts. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.


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                  (c) Governing Law. This Second Amendment shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of Ohio, without regard to conflicts of laws principles.

         IN WITNESS WHEREOF, Employer and Employee have signed this Second Amendment so as of the date hereinabove provided.

                                         CARDINAL REALTY SERVICES, INC.
Attest:

                                         By: /s/ John Bram Bartling, Jr.
                                         --------------------------------
                                                 JOHN BRAM BARTLING, JR.

































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